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S.CONTFor release: February	15, 2006

Contact:	Financial Kevin L. Tate, CPA Chief Financial Officer (610) 660-6813 ktate@uaigroupinc.com	Media Paula Negro Assistant Vice President, Marketing Director (610) 668-6938 pnegro@unitednat.com

George Town, Grand Cayman, Cayman Islands (February 15, 2006) – United America Indemnity, Ltd. (NASDAQ: INDM) today reported results for the fourth-quarter of 2005 and for the year ended December 31, 2005.

Financial highlights for the fourth-quarter 2005 included:

•	An 84.1% increase in operating income to $21.4 million or $0.58 per diluted share, compared to $11.6 million or $0.40 per diluted share recorded in the fourth-quarter of 2004.

•	A combined ratio of 88.7%.

•	A $103.5 million reduction in reinsurance receivables, net of collateral.

•	A 4.3% increase in cash flow provided by operating activities to $38.6 million as compared to $37.0 million in the fourth-quarter of 2004.

Financial highlights for the year ended December 31, 2005 included:

•	A 87.7% increase in operating income to $64.0 million or $1.75 per diluted share, compared to $34.1 million or $1.18 per diluted share for the year ended December 31, 2004.

•	A combined ratio of 92.5%.

•	A $283.0 million reduction in reinsurance receivables, net of collateral, to $586.7 million or 0.9 X shareholders’ equity at December 31, 2005.

•	A 10.1% increase in book value per share to $17.51 compared to a book value of $15.91 (proforma) at December 31, 2004.

•	A 182.9% increase in cash flow provided by operating activities to $167.7 million as compared to $59.3 million in the year ended December 31, 2004.

United America Indemnity’s Fourth-Quarter 2005 Results

United America Indemnity’s (the “Company’s”) fourth-quarter 2005 operating income increased 84.1% to $21.4 million ($0.58 per diluted share) compared with $11.6 million ($0.40 per diluted share) for the same period in 2004. The fourth-quarter 2005 operating income included the benefit of a reduction in after-tax catastrophe losses of $1.3 million ($0.04 per diluted share), net of reinsurance and inclusive of premiums to reinstate reinsurance coverage.

United America Indemnity’s net income for the fourth-quarter of 2005 increased 54.1% to $21.3 million ($0.57 per diluted share) compared with $13.8 million ($0.48 per diluted share) in the fourth-quarter of 2004. Net income for the fourth-quarter of 2005 included $0.1 million ($0.01 per diluted share) of after-tax net realized investment losses compared to $2.2 million ($0.08 per diluted share) of after-tax net realized investment gains for the fourth-quarter of 2004.

During the fourth-quarter of 2005, the Company recorded incurred losses relating to Hurricane Wilma, and revised its previous estimate of incurred losses related to Hurricanes Katrina and Rita. Losses relating to Hurricanes Katrina, Rita and Wilma for the fourth-quarter of 2005 and the year ended December 31, 2005 are summarized as follows:

Fourth-quarter 2005 (dollars in millions)	Katrina	Rita	Wilma	Total
Gross loss (benefit)	$3.4	($0.1)	$7.7	$11.0
Pre-tax loss (benefit), net of reinsurance and inclusive of reinstatement premium	(2.6)	(0.4)	2.0	(1.0)
After-tax loss (benefit)	(2.3)	(0.6)	1.6	(1.3)
After-tax loss (income) per diluted share	($0.06)	($0.02)	$0.04	($0.04)

Year Ended December 2005 (dollars in millions)	Katrina	Rita	Wilma	Total
Gross loss	$31.9	$3.4	$7.7	$43.0
Pre-tax loss, net of reinsurance and inclusive of reinstatement premium	4.7	3.1	2.0	9.8
After-tax loss	4.0	2.4	1.6	8.0
After-tax loss per diluted share	$0.11	$0.06	$0.04	$0.21

The Company’s combined ratio, a key measure of insurance profitability, was 88.7% in the fourth-quarter of 2005 compared with 88.4% in the same quarter last year. Excluding the impact of catastrophe losses, the combined ratio for the fourth-quarter of 2005 was 89.5% compared with an ex-catastrophe combined ratio of 88.4% in the same quarter last year.

Gross premiums written increased 69.5% to $159.9 million in the current quarter, from $94.3 million in the fourth-quarter of 2004. Net premiums written increased 85.0% to $139.1 million from $75.2 million in the comparable quarter of 2004. These increases resulted from the merger of United America Indemnity with Penn-America Group (“Penn America”).

Agency commission and fee revenues for Penn Independent Corporation (“Penn Independent”) were $9.6 million for the fourth-quarter of 2005.

The Company ended the fourth-quarter of 2005 with cash and invested assets of $1,424.2 million, an increase of $32.8 million, or 2.4%, from September 30, 2005. Net investment income for the fourth-quarter of 2005 of $13.1 million increased 100.6% compared to the same quarter in 2004 due primarily to the merger of United America Indemnity with Penn-America and increased investment yields on our fixed income portfolio. Cash flow provided by operating activities for the fourth-quarter of 2005 was $38.6 million.

The ratio of reinsurance receivables net of collateral to shareholders’ equity was 0.9 at December 31, 2005 down from 1.1 at September 30, 2005 and 1.5 at December 31, 2004 (proforma). Reinsurance receivables, net of collateral at December 31, 2005, decreased by 15.0%, or $103.5 million, to $586.7 million from $690.1 million at September 30, 2005 and decreased by 32.5%, or $283.0 million from $869.7 million (proforma) at December 31, 2004. The aggregate amount of collateral securing the reinsurance receivables held by United America Indemnity was $691.5 million at December 31, 2005. Reinsurance receivables, gross of collateral at December 31, 2005, decreased $87.0 million, to $1,278.2 million from $1,365.2 million at September 30, 2005 and decreased by $297.1 million from $1,575.3 (proforma) at December 31, 2004.

United America Indemnity’s book value on December 31, 2005 of $639.9 million represents a 3.6% increase from United America Indemnity’s book value of $617.5 million on September 30, 2005 and a 11.1% increase from United America Indemnity’s book value of $576.0 million (proforma) on December 31, 2004. The Company’s book value per share increased 3.4% to $17.51 per share, compared to $16.94 per share at September 30, 2005 and a 10.1% increase compared to $15.91 (proforma) since December 31, 2004. Book value per share at December 31, 2005 is based on 36.6 million aggregate Class A and Class B common shares outstanding.

United America Indemnity’s Fourth-quarter Gross and Net Written Premium Results by Business Lines

		Quarter Ended December 31,
	(Dollars in thousands)
	Gross Written Premiums		Net Written Premiums
	2005	2004	2005	2004
Property and General Liability	$143,134	$78,701	$124,371	$61,720
Professional Liability	16,789	15,639	14,684	13,445

Total	$159,923	$94,340	$139,055	$75,165

Property and General Liability products: Gross premiums written increased 81.9% primarily as a result of the merger with Penn-America. Net premiums written increased 101.5% compared with the fourth-quarter of 2004 due to the Penn-America merger and an 8.1% growth in United National Group’s (“United National”) net written premium.

Professional Liability: Gross premiums written and net premiums written increased 7.4% and 9.2%, respectively, compared with the fourth-quarter of 2004 as a result the introduction of a new product in 2005.

United America Indemnity’s Year Ended December 31, 2005 Results

United America Indemnity, Ltd. completed its merger with Penn-America and its acquisition of Penn Independent on January 24, 2005. The results for United America Indemnity do not reflect the results of Penn-America and Penn Independent before this date.

United America Indemnity’s operating income for the year ended December 31, 2005 increased 87.0% to $64.0 million ($1.75 per diluted share) compared with $34.1 million ($1.18 per diluted share) for the same period in 2004. The 2005 results included after-tax catastrophe losses from Hurricanes Katrina, Rita and Wilma of $8.0 million ($0.21 per diluted share), net of reinsurance and inclusive of premiums to reinstate reinsurance coverage.

United America Indemnity’s net income for the year ended December 31, 2005 increased 77.1% to $65.6 million ($1.79 per diluted share) compared with $37.0 million ($1.28 per diluted share) in the same period in 2004. Net income for the year ended December 31, 2005 included after-tax net realized investment gains of $0.1 million ($0.01 per diluted share) and extraordinary gain of $1.4 million ($0.04 per diluted share). Net income for the year ended December 31, 2004 included after-tax net realized investment gains of $1.7 million ($0.06 per diluted shares) and extraordinary gain of $1.2 million ($0.04 per diluted share). The Company’s combined ratio was 92.5% for the year ended December 31, 2005 compared with 90.6% in the same period last year. Excluding the impact of the catastrophe losses from Hurricanes Katrina, Rita and Wilma, the combined ratio for the year ended December 31, 2005 was 90.5% compared with an ex-catastrophe combined ratio of 90.6% in the same period last year.

Gross premiums written for the year ended December 31, 2005 increased 52.3% to $622.9 million, from $409.1 million in the same period in 2004. Net premiums written increased 85.5% to $519.7 million from $280.2 million in the comparable period of 2004. These increases resulted from the merger of United America Indemnity with Penn America

Agency commission and fee revenues for Penn Independent were $38.4 million for the period January 25, 2005 through December 31, 2005.

United America Indemnity’s Year Ended December 31, 2005 Gross and Net Written Premium Results by Business Lines

		Year Ended December 31,
	(Dollars in thousands)
	Gross Written Premiums		Net Written Premiums
	2005	2004	2005	2004
Property and General Liability	$538,520	$322,608	$447,288	$217,216
Professional Liability	84,358	86,465	72,445	62,992

Total	$622,878	$409,073	$519,733	$280,208

Property and General Liability products: Gross premiums written increased 66.9% as a result of the merger with Penn-America partially offset by the termination of several heavily reinsured programs. Net premiums written increased 105.9% compared with the year ended December 31, 2004 due to the Penn-America merger and reduced reinsurance cessions.

Professional Liability: Gross premiums written decreased 2.4% compared with the year ended December 31, 2004 primarily as a result of the termination of one production source partially offset by the introduction of a new product. Net premium written increased by 15.0% compared with the year ended December 31, 2005 as a result of reduced reinsurance cessions.

About United America Indemnity, Ltd.

United America Indemnity, Ltd. is a specialty property and casualty insurance holding company that operates in the excess and surplus lines marketplace through two businesses: Penn-

America, which writes small commercial businesses through a select network of general agents; and United National, which writes specialty products in four distinct market segments - professional liability, class specific, property and casualty brokerage and umbrella/excess liability. UAI also owns Penn Independent Corporation, a wholesale insurance brokerage firm, which has offered retail agents and brokers solutions for their hard to place risks since 1947.

United America Indemnity is a holding company formed under the laws of the Cayman Islands and its U.S. insurance subsidiaries are either licensed or authorized to write surplus lines or specialty admitted business in all states. With a combined operating history of more than one century, United America Indemnity’s underwriting network includes approximately 142 professional general agents and its focus centers on self-generated proprietary products, niche programs and brokered lines. Its non-U.S. operations consist of recently formed Barbados-based and Bermuda-based insurance companies.

Teleconference and Webcast for Interested Parties

Joseph F. Morris, who has been appointed to become President of United America Indemnity, Ltd., and Kevin L. Tate, CPA, Chief Financial Officer, will conduct a teleconference for interested parties on February 16, 2006 at 10:00 a.m. Eastern Time to discuss the fourth-quarter 2005 results. To participate, telephone 800-901-5241 (U.S. and Canada) or 617-786-2963 (International) and enter 24274044 when prompted for a password. The teleconference will be available for replay until February 23, 2006. To listen to the replay, telephone 888-286-8010 (U.S. and Canada) or 617-801-6888 (International) and enter 62266052 when prompted for a password.

This teleconference is also being webcast by CCBN and can be accessed at the Company’s website at www.uai.ky. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software.

The webcast is also being distributed over CCBN’s Investor Distribution Network both to institutional and individual investors. Individual investors can listen to the teleconference through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the teleconference via CCBN’s password protected event management site, StreetEvents (www.streetevents.com).

Forward-Looking Information

This release contains forward-looking information about United America Indemnity and the operations of United America Indemnity that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.

The business and operations of United America Indemnity is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity’s business; (8) changes in United America Indemnity’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity’s reinsurers may not be able to fulfill obligations; and (10) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

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Note: Tables Follow

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UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Gross premiums written	$159,923	$94,340	$622,878	$409,073

Net premiums written	$139,055	$75,165	$519,733	$280,208

Net premiums earned	$131,529	$64,389	$475,430	$230,140
Agency commission and fee revenues	9,638	—	38,437	—
Investment income, net	13,095	6,528	47,118	20,165
Net realized investment gains (losses)	204	3,364	554	2,677

Total revenues	154,466	74,281	561,539	252,982
Net losses and loss adjustment expense	72,613	35,443	288,124	133,838
Acquisition costs and other underwriting expenses	44,068	21,473	151,575	74,728
Agency commission and operating expenses	11,160	—	39,335	—
Corporate and other operating expenses	2,139	2,164	7,355	6,574
Interest expense	2,675	1,436	9,435	5,523

Income before income taxes	21,811	13,765	65,715	32,319
Income tax expense (benefit)	565	556	2,659	(1,995)

Net income before equity in net income of partnerships	21,246	13,209	63,056	34,314
Minority interests, net of tax	17	—	19	—
Equity in net income of partnerships	36	612	1,092	1,538

Net income before extraordinary gain	21,299	13,821	64,167	35,852
Extraordinary gain	—	—	1,426	1,195

Net Income	$21,299	$13,821	$65,593	$37,047

Weighted average shares outstanding – basic	36,497	28,272	35,904	28,259

Weighted average shares outstanding – diluted	37,171	28,855	36,590	28,836

Net income per share – basic	$0.58	$0.49	$1.83	$1.31

Net income per share – diluted	$0.57	$0.48	$1.79	$1.28

Combined ratio analysis:
Before purchase accounting adjustments:
Loss ratio	54.2	55.0	58.0	59.2
Expense ratio	34.7	33.5	34.8	32.6

Combined ratio	88.9	88.5	92.8	91.8

Impact of purchase accounting adjustments:
Loss ratio	1.0	0.0	2.6	(1.0)
Expense ratio	(1.2)	0.1	(2.9)	(0.2)

Combined ratio	(0.2)	0.1	(0.3)	(1.2)

As reported, after purchase accounting adjustments:
Loss ratio	55.2	55.0	60.6	58.2
Expense ratio	33.5	33.4	31.9	32.4

Combined ratio	88.7	88.4	92.5	90.6

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
ASSETS	December 31, 2005	December 31, 2004
Bonds:
Available for sale securities, at fair value (amortized cost: $1,092,137 and $575,298)	$1,085,624	$585,385
Preferred shares:
Available for sale securities, at fair value	6,400	5,112
(cost: $6,653 and $4,804)
Common shares:
Available for sale securities, at fair value	59,602	37,894
(cost: $56,654 and $34,004)
Other invested assets	52,427	53,756

Total investments	1,204,053	682,147
Cash and cash equivalents	220,122	242,123
Accounts receivable	24,235	—
Agents’ balances, net	78,669	47,132
Reinsurance receivables, net	1,278,156	1,531,863
Accrued investment income	12,260	7,141
Federal income taxes, net	415
Deferred federal income taxes, net	27,506	28,372
Deferred acquisition costs, net	59,339	29,735
Goodwill and intangible assets	126,926	—
Prepaid reinsurance premiums	41,688	42,623
Other assets	33,244	14,801

Total assets	$3,106,613	$2,625,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,914,224	$1,876,510
Unearned premiums	272,552	152,166
Federal income taxes payable	—	1,943
Amounts held for the account of others	22,781	10,234
Ceded balances payable	22,895	22,698
Insurance premiums payable	25,252	—
Senior notes payable to related party	—	72,848
Senior notes payable	90,000	—
Junior subordinated debentures	61,857	30,929
Notes and loans payable	6,455	—
Other liabilities	50,608	26,056

Total liabilities	2,466,624	2,193,384

Minority interest	62	—
Shareholders’ equity:
Common shares, $0.0001 par value	4	3
Additional paid-in capital	504,541	356,725
Accumulated other comprehensive income	9,471	15,507
Retained earnings	125,911	60,318

Total shareholders’ equity	639,927	432,553

Total liabilities and shareholders’ equity	$3,106,613	$2,625,937

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Operating income	$21,424	$11,634	$64,040	$34,112
Adjustments:
Net realized investment gains (losses), net of tax	(125)	2,187	127	1,740
Extraordinary gain	—	—	1,426	1,195

Total after-tax adjustments	(125)	2,187	1,553	2,935

GAAP reported:
Net income	$21,299	$13,821	$65,593	$37,047

Weighted average shares outstanding – basic	36,497	28,272	35,904	28,259

Weighted average shares outstanding – diluted	37,171	28,855	36,590	28,836

Operating income per share –basic	$0.59	$0.41	$1.78	$1.21

Operating income per share – diluted	$0.58	$0.40	$1.75	$1.18

Note Regarding Operating Income

In managing its business and evaluating its performance, United America Indemnity’s management focuses on operating income (net income excluding after-tax net realized investment gains (losses) and extraordinary items that do not reflect overall operating trends) as a more appropriate measure of the net income attributable to the ongoing operations of the business. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.